SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Berkeley Street

Mayfair, London

The United Kingdom W1J8DJ

(Address of Principal Executive Offices)

Registrant’s Telephone number, including area code: 020 7016 9527

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 22, 2013, the Supervisory Board of Directors approved a proposal to migrate the tax residence of LyondellBasell Industries N.V. (“LYB” or the “Company”) from The Netherlands to the United Kingdom. LYB will remain incorporated in The Netherlands and its operating subsidiaries will maintain their existing offices for European operations in Rotterdam. The rights of shareholders under Dutch corporate law will not be affected.

The Company believes that the migration of LYB’s tax residence to the United Kingdom will provide financial benefits to the Company. In particular, the tax regime applicable to holding companies resident in the U.K. represents a more favorable environment for multinational groups, such as the Company. For example, such regime will offer the Company flexibility in structuring its subsidiary operations and enhanced financial flexibility for its global cash management.

Until the migration is successfully completed, it is expected that LYB will be a dual resident for tax purposes of both the U.K and The Netherlands. The Company does not believe that the dual residency will have any material adverse impact on the Company’s effective tax rate or tax cash outflow, nor should such dual residency have a material adverse impact to shareholders.

The dual tax residency is expected to terminate in the third quarter of 2013 after the Dutch and U.K. tax authorities have completed a mutual agreement procedure to determine whether LYB ultimately is a Dutch or U.K. tax resident. If and when it is determined, as we expect, that LYB is solely a U.K. tax resident, LYB will be subject to the UK corporate tax system on its income and its dividend distributions to its shareholders will not be subject to UK withholding tax, as the UK currently does not levy a withholding tax on dividend distributions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: June 6, 2013	By:	/s/ Karyn F. Ovelmen
Karyn F. Ovelmen
Executive Vice President